UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 19, 2003

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about June 18, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 22, 23, 25, 26, 28, 29, and 31 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FIRST QUARTER 2003 RESULTS

1.                                      In your first quarter 2003 earnings release, you mentioned that the “end of quarter rush” did not materialize.  Do you believe that the volume of cargo that did not ship in the usual rush shipped in April or May?

It is difficult to tell.  On a year over year basis, ocean freight was up substantially on a container count basis for the month of April 2003.  Part of this increase is undoubtedly customers trying to beat the substantial ocean freight increases scheduled for May, but what else it was we don’t know.  While airfreight was strong in April 2003, it was not as strong as our ocean freight.  We have no reason to believe that this strength was in any way related to the absence of a rush in March.

All in all, the lack of the end of the first quarter rush might well mean nothing more than shipments were more orderly than they have historically been during the first quarter.  Now looking at the first four months of 2003, that certainly appears to have been the case to us.

2.                                      I’m trying to understand the order of magnitude that cancelled flights between the Far East and the United States may represent for your business.  Is air capacity between the Far East and the United States great enough that you do not need to worry about cancelled flights due to SARS?

As of mid-May 2003, enough additional all-cargo capacity was either otherwise available or had been added to the market such that we don’t feel, generally speaking, the need to worry about the loss of belly space.

3.                                      In the past you have talked about your Sweet Sixteen carriers.  Would you give us a list of those carriers?  If not, would you list the top 5 carriers?

The unfortunate part about announcing that you have made a list, especially a list with an alliterative moniker, is that some expect that it will always be kept up.  As regular readers know, what is written here is timely when written.  If things change, and they do, we do not undertake any obligation to spontaneously provide new information.

Currently, the list includes the following carriers:

Air France

American Airlines

British Airways

Cargolux

Cathay Pacific

China Airlines

Continental

Delta

EVA

KLM

Korean Airlines

Lufthansa

Northwest

Singapore

Careful readers will note that these carriers have been listed in a particular order and that there are only fourteen names on the list.  As to the order, each carrier selected their own name and so it should go without saying that the alphabetical order in which they appear has no correlation with how much business we do with any listed carrier.

As to listing only fourteen names, even in this era of Sarbanes-Oxley there is still something to be said for keeping some information back.  While we are not resorting to Max Bialystock’s tactics, there are likely more than two additional carriers that want to be on this list.

Historically, sixteen airlines made up approximately 65-70% of our global spend for air transportation and that percentage didn’t really change much over the last year.

4.                                      The change in accounts receivable in the quarter (a decrease of $27 million or so) was significant.  Was there anything unusual that explains this?

Actually, we do not view this as significant.  Typically, we expect to see a reduction in our accounts receivable balance at the end of a first quarter relative to the balance as of a December 31st.  This has more to do with seasonality than anything and is a reason we compare a first quarter with a first quarter and not make sequential comparisons where a first quarter is measured against the fourth quarter.

To be clear, the additional business done in a fourth quarter means that accounts receivable at the end of the fourth quarter should always be larger than the balance as of the close of the seasonally smaller first quarter.  While we hesitate to say this, internally we would have been just as happy to have collected more.

5.                                      What accounted for the swing in “Other-net,” specifically from an expense of $143,000 last year to income of $790,000 this year?  (I’m not one for minutia, but would like to know if this was one time in nature or a trend that is expected to continue as it did contribute $0.01 to EPS during the quarter.)

For the sake of those who may be looking at our first quarter 2003 earnings press release and scratching their heads wondering what you are talking about, we need to do some simple illuminative math before we go forward with the thrust of your question.

Our “Other, net” for the first quarter of 2003 was $790,000, but the actual 2002 comparable amount was a gain of $1,257,000, not a loss.  The 2002 amount did include a $1,400,000 gain on the sale of a building in Ireland that we were no longer occupying.  Only by subtracting this gain from the reported figures for 2002, will our readers come up with the “loss” of $143,000 that you have referenced in your question.

Ignoring the gain on the Dublin building, the “loss” of $143,000 in 2002 was primarily the result of foreign exchange.  The $790,000 gain we reported in 2003 is made up primarily of rents on properties we recently acquired which are awaiting re-development.  We view this rental income very much in the same light as, and indeed a tradeoff for, the interest income we would have received had we not paid cash for these properties subject to existing leaseholds.  However, we can’t put rental income on the interest income line.  We do have to confess, however that our rental returns are significantly higher than we would have seen in interest income on the invested cash.

When we released our first quarter results last year, we tried to highlight the fact that the gain on the sale of the Dublin facility was both non-operating and non-recurring.  What got reported by at least one analyst thought to be in the know was the sale of a Dublin, Ohio facility.  Since we had no operations in Dublin, Ohio, this was news to us.

While we don’t get paid to do financial analysis and while we certainly try not to step in the minutia, we think that anyone focusing on year over year “Other income-net” for the first quarter of 2003, would note strength in this area taking into account the gain we recognized in 2002.  As long as you’re picking dust out of the pepper, we might as well try to get it all!

6.                                      Have recent capacity reductions at several of the commercial carriers due to reduced passenger demand impacted your a) air freight yields and b) ability to move freight within and from the Asia region?  To the extent that you do rely on passenger belly space capacity in your Far East operations, how has Expeditors been able to offset the decline in such capacity?

We have said that to date, generally speaking, we have not had any serious interruptions or disruptions related to reduced passenger demand.  There have been no reported reductions in-all cargo freighter services.  Passenger-scheduled flight reductions are reported to be 20% Asia to North America, 20% Asia to Europe and up to 50% intra-Asia.  There have been challenges, to be sure, but there have also been both conventional and unconventional opportunities to address these problems.  In general, market space has been sufficient.

Let’s face it, the SARS scare has done a great deal to lessen demand for passenger travel into and out of Asia.  SARS was previously unknown and there is certainly much about it that remains unknown.  However, the ability to separate truth from fiction and hysteria is critical.  As of May 16, 2003 the World Health Organization reported a cumulative total of 7,739 probable SARS cases and 611 deaths had been reported from 29 countries.  This represents an increase of 54 new cases and 13 deaths compared with the day earlier.

We don’t want to give the impression that we are downplaying the potential for SARS to cause problems, but at this point we are talking about a disease that has stricken less than 10,000 people out of a possible population of two or so billion.  We are confident that whatever the ultimate effects of this disease may be, they will be mitigated and life will go on in a manner that accommodates the global society that we live in.

7.                                      To the extent that several Asian carriers are now delaying new aircraft deliveries scheduled for the back half of the year, might this present an opportunity for Expeditors to embark on a more aggressive charter program during the second half?

The decision of how much and when to utilize charter aircraft is influenced by many factors—limitations of existing aircraft in the market obviously being one of the most significant.  That having been said, charters and charter planning are things we are more comfortable reporting on and discussing in the past tense as opposed to making public predictions about the immediate future.

Even if we were anticipating an aggressive charter program later in the year, we’d hardly announce it in advance.  This is not meant to be a flippant response.  The commercial and customer ramifications are such that we could end up at a very severe competitive disadvantage, both financially and from a service standpoint, by talking too early and too publicly about charter plans for the year.

8.                                      From the fourth quarter of 2002 to the first quarter of 2003, there was a significant decline in Far East net revenue. There is a seasonal factor to the decline, but the magnitude of the drop was larger than it has been historically. To what extent was the decline related to the West Coast port lockout and to what extent was it seasonal?

The saying “this year’s victory is next year’s hurdle” comes immediately to mind.

It is difficult, in fact almost impossible, to specifically quantify the effect of the West Coast port lockout on our fourth quarter 2002 results.  However, we think it stands to reason that part of the decline you note between the fourth quarter 2002 and the first quarter 2003 is due to additional business created by the labor disruption.  We don’t really know what else we can add.

9.                                      Salaries and related costs was 55.0% of net revenue in the first quarter of 2003. Given your success at improving this expense for the full year 2002 (52.7% in 2002 versus 53.7% in 2001), we expected a lower number in the first quarter of 2003. Do you believe that there is year-over-year improvement opportunity again in 2003?

We’ve always said that we’re not in the prediction business.  If you go back over time, you will note that this key figure, “Salary as a percentage of net revenue”, remains remarkably constant on a quarterly basis.  While there have been some exceptions, in recent history there has not been a very broad departure from this basic trend.

Even if we made predictions, we have been in this business long enough to know that the first few months of the year cannot be extrapolated into anything meaningful about the remainder of the year.  This is particularly true when the margin for error seems to be measured in “tens” of basis points, a level of precision that is of questionable value in our opinion.

Given all that is going on, we’re glad that we can keep our employees busy and engaged.  That means a lot to us, because ultimately the measurement you are focusing on is about our employees, their utilization and their compensation.  This metric has been as low as 51% of net revenue in the not too distant past.  While that was good for short-term shareholders, we question how low this figure can stay over the long term.  What Wall Street would consider a favorable trend, would mean untold hours of overtime and extra shifts for our employees.  Our employees will do what it takes to serve the customer, but running extra lean is not the way we want to plan.  At the end of the day, the long-term welfare of our employees is of prime concern to us and it is their needs and concerns we have to take into account first.  Otherwise, in the long run there would be much less return for the shareholders and analysts to concern themselves about.

10.                               In the first quarter press release, you wrote, “the end of quarter rush that we usually expect in late March did not materialize in 2003.” Can you attribute this to specific traffic lanes and product types? Has the lack of rush in late March affected the second quarter of 2003 either positively or negatively?

The second paragraph of the press release started out with “This first quarter of 2003 saw strong year over year growth in each month” before it went on to note that “the end of quarter rush that we usually expect in March did not materialize in 2003.”

There is usually, more often than not, a shipping “mini-peak” season that occurs during the last couple of weeks of any quarter—particularly in the first quarter.  Shipping was much more consistent throughout the first quarter of 2003, particularly on the ocean freight side.  We view that lack of a rush as interesting, but neither positive nor negative.

We had a good first quarter.  It was ratable and measured.  From a service standpoint that is better than a big rush all at once in the last two weeks.  Just to put things in proper context—on average—over the last several years, approximately 39% of the profit for the first quarter is made in the month of March.  In 2003, approximately 41% of the quarterly profit was made in March.  So even without the apparent rush at the end of the quarter, the profit distribution was still skewed into March.

11.                               To what extent do you think the net revenue growth in ocean freight (+19% in the first quarter) was a result of shippers rushing to move product ahead of the May 2003 price increases?

Undoubtedly some, but please believe that it is very difficult to quantify that number in a vacuum.  In many ways, we are not going to be able to fully understand the volumes experienced in the first few months of the year until we see what happens to ocean freight net revenue in the second quarter.  It is possible that even then we may all be left to make our own guesses.

12.                               The $64 million in first quarter operating cash flow was better than we expected. Is the magnitude of this number sustainable?

From a seasonal standpoint, we certainly hope that it will be sustainable.  While we expect there to be a strong relationship between net income and cash flow, there are seasonal dimensions that affect cash flow, just as there are seasonal dimensions that influence earnings.  Historically, the first quarter is the strongest quarter for favorable cash flow and the fourth quarter is historically the weakest.

We always try to focus on matching cash inflows with cash outflows.  If seasonal patterns remain true to form, then we think you should expect to continue to see what we have always seen.

13.                               The first quarter 2003 tax rate of 36.0% was lower than we expected. Can you give us any guidance on your tax rate or tell us if you expect the rate to remain this low?

Since 1993, Expeditors has followed a policy of reporting worldwide financial results on a “fully taxed” basis.  This means that the full U.S. Federal and state taxes are expensed against earnings at the rate that is expected to be applicable as the earnings are repatriated.  Not everybody does this because it increases the overall tax burden on financial earnings.

Having provided for the full expected tax expense, we are free to bring cash back into the United States without needing to worry about additional taxes on  “permanently” reinvested earnings.  As we have pursued an increasingly aggressive program of repatriating overseas profits, this cash comes back to the United States in the form of a dividend, which, subject to the mechanics of the foreign tax credit calculation, is taxed by the Federal government.

State taxation of these dividends is what gives rise to our fluctuating tax rate.  Most states exclude some portion of the dividend received from foreign subsidiaries.  The more cash repatriated, the greater the exclusion.  The greater the exclusion, the lower the effective tax rate.

Accordingly, we have to reduce the percentage of taxes that we accrue for book purposes in recognition of the actual tax rates we actually anticipate when the profits will be repatriated.  Instead of just having a lower tax rate in the fourth quarter, as we have done in the past several years, we adjusted our tax rate to 36% effective with the first quarter.  As things look right now, this is a rate that we expect to report for the foreseeable future assuming no change in tax laws by cash strapped states.

14.                               The first quarter 2003 had a year-over-year decline in net revenue margins (from 32.6% to 30.6%) and operating margins (from 22.3% to 22.1%). This was one of the few times both margins declined in the same quarter. Do you expect we will see more of this in the future?

Why ask us?

Remember, we don’t make predictions.  We do try to operate as profitably as possible, every month and every quarter.  We’re not particularly daunted by either of the declines you note, nor do we think that either, or both concurrently if you like, are a sign of the end of logistics as we know it.

To borrow a phrase, margin is margin.  What we mean by this is that margin is an after the fact calculation and it would be a mistake to lean too hard on it as you make your estimates.

15.                               In light of the comments made in your first quarter earnings press release regarding business at the end of March 2003, can you please comment on how business in April 2003 was relative to March, the first quarter and your expectations?

We don’t have April 2003 figures finalized yet, but based on what we have seen we can say that on a year over year basis, April 2003 looks like it will be in line with what we would have thought this April should look like.  In fact, we were actually somewhat encouraged.

April is a strange month, as there can be substantial holidays in this month, particularly in Europe and Latin America, where the Easter holidays are extensive.  You also need to look at an April with the understanding that for many customers it is the first month of a new quarter.  Typically, the first month of a quarter suffers from a “freight hangover” of some sort.  April, while more than fair on a year-over year basis, in and of itself does not our second quarter make.  At this point we have two more months to go.

16.                               What is planned capital spending for the rest of 2003?

We presently anticipate spending approximately $27 million in connection with capital expenditures for the balance of 2003.

17.                               Ocean volumes appear to have been quite strong in April, according to industry sources, as shippers move cargo ahead of price increases.  Has Expeditors noticed similar trends?  Has your ability to secure ocean capacity been impacted?

We have noticed a similar trend—as we had previously stated.  As of mid-May 2003, we have been able to manage our ocean capacity requirements so that we can fully service our customers.

18.                               What basic guidelines do you use when you update technology (hard- and software) to ensure that you don’t end up with something that looks good, but does not increase productivity or increases your competitive advantage?

We try to listen to our customers and to our employees who work with them and who use our systems every day.  While it is true that not every single customer or employee idea can be implemented, over time, enough people saying the same thing will get our attention.

Updating technology, however, is a process not an event.  While it is true that there are some points in ongoing technological evolution which require drastic measures—like switching hardware platforms or changing operating systems; the commitment to stay current in our technological offerings requires that we do what we need to do in as economical a manner as possible.

19.                               How important is freight as a means of leverage in ensuring that a customer pays? If it is important then what percentage of your debtor problems are identified before you release the freight?

Carriers and warehouse operators are given possessionary lien rights under the laws of many jurisdictions in which we operate.  Where these rights exist, the goods can be held by the service provider in order to compel payment.  Whenever we grant a customer credit, we give up the statutory lien rights when we deliver the freight.  However, in order to receive credit with Expeditors, the customer is asked to sign a credit application which provides for a lien on any goods that happen to be in our possession for amounts due in connection with prior shipments.  We call this a consensual replacement lien, because it replaces the lien we had at law - a lien we give up when we extend credit on shipments.

A customer that does not have the desire or ability to pay Expeditors what is due, should probably find another forwarder because any goods that come into our possession will not be delivered until we get paid for the full amounts owing to us for all past (and present) shipments.  If this is what you mean by leverage, then it is a very important part of making sure that our credit losses are kept to a minimum.

At the risk of making this technical and U.S.-centric, we often will perfect our lien outside the U.S. and therefore will often beat the bankruptcy trustee or the debtor in possession.  This is often frustrating to banks, but from our perspective it is a great deal of fun.  We could go on, but we fear that heads are spinning.

20.                               I have worked through the financial statements, 10k’s or annual reports of  [names of 11 competitors]. Is there any significant company I missed, which I need to look at to gain a good understanding of your competitive environment?  Are there any resources, preferably online, to which you can direct me that will help me to better understand the dynamics of your industry?

Based on the questions you have submitted, you have obviously spent a lot of time and thoughtful effort researching not only Expeditors, but also the entire industry, including 11 of our competitors, and we commend you for that.  The purpose of this forum, however is to expand shareholder and potential investors understanding about Expeditors.

It isn’t our place to suggest other companies that you should research nor are we in the habit of pointing people to online resources where more information can be found.  We don’t say this to be churlish or deferential, we just don’t want to take upon ourselves the responsibility for making comments that could be construed as a recommendation or an endorsement of any kind.

21.                               Who is the author of your 8K’s?

What does it matter?  Every word of every 8-K published to this point was written and edited by employees of Expeditors.  While this fact may be painfully apparent to an English major, these things are not “ghost” written nor are they produced by someone in the public relations or communications profession.  This stuff is crafted by real people with full time day jobs.

The names of the primary contributors are not important, what does need to be understood is that these are inside responses to actual questions from shareholders and other interested members of the financial community.

We do want you to know that the production of these 8-K filings takes a significant amount of our time.  We try to prepare complete and accurate responses.  By answering questions in this manner, we think we’re providing a window into Expeditors in a manner that provides thoughtful transparency not available in alternative forums.  If the questions ever stop coming, and they almost did in April 2003, we’ll have to assume that everyone knows enough and we’ll gladly stop writing.  In the meantime, we will continue to write this stuff no matter who we actually happen to be.

22.                               Could you discuss the relationship between transportation providers’ price increases (in this case the ocean liners) and Expeditors’ net revenue margin and net revenue per transaction?  You have commented that price increases and surcharges are passed through to shippers provided the appropriate notice is given.  However, in general terms, on a per transaction basis does the net margin remain consistent after the price increase? Or, does Expeditors target a net revenue per transaction amount?  I am sure the answer lies in between, but if you could provide some additional detail, that would be helpful.

As a general rule, the economics of our business dictate that we must pass on the carrier increases that are passed to us.  There are times when timing and commercial considerations preclude our doing this in perfect lock-step with the timeline initiated by the carriers.  There are also commercial considerations that come to bear, particularly in the ocean arena, where often times we are actually competing with the carrier for the same customer.  At the end of the day, the direction of pricing is in the hands of direct carriers, steamship lines and airlines, while the amount of the increase, measured in dollars or as a percentage, is in the hands of the market.

23.                               Customs brokerage & other import services revenue growth accelerated again in the first quarter of 2003.  Increased Expeditors forwarding volumes clearly helps this segment, but, could you talk about the contribution and progress of the other areas in this segment, specifically distribution services?  Are these becoming a larger part of Expeditors’ net revenue?

Distribution services is not becoming a larger part of our net revenue, but it does continue to grow in line with other products.

24.                               Positive progress in Europe appears to be continuing.  Did the first quarter of 2003 results meet internal expectations?  Peak operating margins in Europe were achieved in 2000.  Expeditors Europe is larger today than in 2000, but is there anything structurally different (internally or externally) that prevents Europe from achieving its historical profitability rates?

European results in the first quarter of 2003 very much met internal expectations.  As we have said for the last year, we’re doing the right things in Europe.  Over time, doing the right things will yield the right results.

The overhaul, or redo, of Europe required that Europe become much more integrated with the rest of the company from an operational and product perspective while at the same time becoming more independent from an infrastructure and support standpoint.

Prior to 2001, Europe was not as independent as it should have been in many of the support areas that experience has taught us are in fact required to allow branches and countries to progress and thrive.  In many ways, Europe had pursued a  “penny-wise, but pound foolish” strategy.  While this sort of behavior can create profits in good markets, it is a policy that is unlikely to sustain profitable growth when times get tough.

Eventually, the fruits of this shortsighted policy were reflected in Europe’s general inability to keep up with the strategic objectives of the remainder of the company.  It also resulted in Europe meeting profit objectives through 1) dangerously high account concentration in major branches, and 2) not devoting resources to providing the full measure of support required.  What happened was the freight equivalent of “eating the seed corn.”  You can get away with this for a while, but a candle burns brightest before it burns completely out.  It is also true that short bursts of intense profits are no more useful than are short intense bursts of light followed by impenetrable blackness when you are attempting to find your way on a dark night.

25.                               A director at Lufthansa Cargo recently commented that the industry needs to move toward prepayment by forwarders.  How feasible is this scenario or a scenario that reduces the current payable cycle to airfreight providers?  How many days is your average payables cycle for airfreight expenses? …for ocean freight expenses?

Some Expeditors airfreight folks were present at a large, public meeting where there were some comments made by a Lufthansa representative concerning accelerating the payment terms for forwarders.  However, there is a big difference between hearing somebody talk about accelerating payments and hearing talk of making prepayments.

We currently are a participant in a service called CASS, which is a kind of computerized clearinghouse.  Most major airlines also belong to the CASS system.  As a member of CASS, we pay the member airlines twice a month on 30-day terms.  The comments we heard from Lufthansa were focused on those forwarders who were not a party to a CASS type arrangement and were extending their airline payment terms beyond 30 days.

Ocean freight must generally be paid in cash at destination, so there is no room to squeeze cash a lot tighter.

26.                               In general terms, looking at your Sweet 16 carrier base, where would Expeditors rank in terms of the amount of cargo spend with these carriers relative to their other customers?

Expeditors would rank very high with some carriers, in their top three, if not actually holding the number one position.  For other carriers, Expeditors would not rank so high.  It depends, and it can change from year to year.

27.                               The 30% sequential drop in airfreight revenue was the largest in several years.  To what do you attribute the decline?

We think this is just what you get when you compare a very strong fourth quarter against a more normal kind of first quarter.  For some perspective, when you look at 2001 and 2000, you’ll note that the fourth quarter revenue was 26.1% and 27.5% of total revenue, respectively, whereas our 2002 fourth quarter was 30.1% of the total 2002 revenue.  What else can we say?

There was no weakness in the first quarter of 2003 that we felt.  In fact, it was a very consistent quarter.  The final quarter of 2002 was very big, for a variety of reasons, with the West Coast port lockout situation obviously being a prime contributor.

28.                               Do you think that the slight drop in profitability in the Far East indicates that margins have peaked in the region or is this perhaps a timing issue related to new hires or something else?

We assume that you are referring to the change in operating margin percentages (operating income divided by net revenue) from 42.3% in the first quarter of 2002 to 40.1% in the first quarter of 2003—a whopping 220 basis point change and certainly the largest ripple in the Far East since the eruption of Krakatoa in 1883 and the disappearance of nearly 6,667 basis points of the island!

We attribute this change in operating margin to a combination of things.  One hundred fifty basis points comes from a decrease in top line product margins, which is a reflection of the difference in market conditions in 2003 versus 2002.  This difference was universally felt across all regions.  In addition, the decrease is also the result of some mix change as intra-Asia and Asia to Europe business continues to grow as a percentage of overall market share.

Margins go up and margins go down and we think that we have consistently pointed this out.  We have also made no bones about our willingness upon appropriate occasion to sometimes strategically sacrifice margin for increased volume resulting in profit maximization.  In our system, there is always room for a smaller percentage piece of a bigger pie.

29.                               Revenue seemed strong in the Middle East region but profits dropped.  Can you explain if and how the war may have effected profitability in the region?

War affects profits and, not surprisingly, the Middle East region felt the war more than any other region.  Not only has the indirect impact of the war been reflected, there have been more direct costs as well and we would have no real idea how to quantify them.

30.                               How much of your Far East net revenue and operating profit are intra-Asia?

We estimate somewhere between 10% and 12% of Far East net revenue and operating profit came from intra-Asia during the first quarter of 2003.

31.                               Despite your recent commentary, many are assuming that your growth is being hampered by SARS.  Any change to your recent commentary on SARS?  If you think it is affecting your operations, could you attempt to quantify how much of your operation is directly and indirectly being impacted?

People will either believe us, or they won’t.  Even if our growth actually was being hampered by SARS, and we don’t think there is any reason to believe this, we doubt it would have shown up in our first quarter ended March 31, 2003.  By the time SARS became news, shipping commitments had already been made and freight was moving.  The first mention of the disease that we can locate on the World Health Organization (WHO) web site is dated February 11, 2003 and readers interested in some historical perspective may wish to examine the updates located on the web at  http://www.who.int/disease-outbreak-news/disease/SY02.htm.

One of the recent updates on SARS, dated May 17, 2003, contains the following: “The effectiveness of these [specific control] measures was observed in all outbreak sites under widely varying conditions, supporting the overall WHO view that SARS can be contained and driven back out of its new human host.”

If you logically think about this from a freight perspective, our business comes from meeting customer’s needs to move freight from where it is to where it needs to be.  This often means moving goods from the country of manufacture to the country of consumption.  A SARS epidemic in Asia, for example, isn’t going to affect the number of PDA’s that individuals in North America want to buy.  The only way that it will affect PDA demand is if SARS reaches the point where companies are closing factories and consumers are huddled in their homes afraid to venture out for any purpose.  In even the most hard-hit SARS economies it doesn’t seem to have come to that.  People are still going to work and orders are still being filled.

While there may be some workplaces that have been quarantined, this is not widespread at all when viewed in the context of the entire population.  It bodes well remembering that even in the People’s Republic of China (including the Special Administrative Regions of Hong Kong and Macau), the hardest hit country by SARS, only .00000539715%* of the people have contacted SARS and only ..00000041928%* of these cases have proven fatal.  These are fatalities measured in hundred thousandths of a basis point and while any loss of life is a tragedy, we dare say that if you calculated the number of deaths from influenza, pneumonia or other respiratory related diseases since the publication of the outbreak of SARS, you would find a larger number of fatalities without any news attention whatsoever.

*Based upon estimated population figures as of mid-2002 of 1,287,900,000 and cumulative number of cases and deaths as of May 19, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 20, 2003	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

May 20, 2003	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer and Treasurer